EXHIBIT 10.2

March 7, 2008

In reference to the Agreement of January 11, 2008 between Vibe Records, Inc., a Delaware Corporation (“Vibe”), Benacquista Galleries, Inc., a Nevada corporation (“Benacquista”), James Price, an Individual and Timothy Olphie, an individual, I, James Price hereby grant a one-time-only extension under the Agreement under the following terms:

I must receive an additional payment of $25,000 no later than 5:00 PM on Tuesday, March 11, 2008 toward the balance of $450,000.  This payment is non-refundable and governed by the same terms of the Agreement.  The remaining balance must be paid by March 25, 2008 by 5:00 PM.  Failure to make any payment exactly as noted in this section results in immediate cancellation of the Option in the Agreement and retention of any non-refundable deposits as liquidated damages by me.

In addition, the share amount I am entitled to receive under paragraph 4 shall be increased by 200,000 common shares above and beyond what it would otherwise be in order to compensate me for this extension.

All other terms of the Agreement shall apply.

X    /s/ James Price
James Price, an Individual

X    /s/ James Price
Benacquista Galleries, Inc.
James Price, CEO